Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of Weyerhaeuser Company for the registration of its common shares and related Joint Proxy Statement/Prospectus of Weyerhaeuser Company and Plum Creek Timber Company, Inc. and to the incorporation by reference therein of our reports dated February 26, 2015, with respect to the consolidated financial statements of Plum Creek Timber Company, Inc., and the effectiveness of internal control over financial reporting of Plum Creek Timber Company, Inc. included in Plum Creek Timber Company, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

December 10, 2015